Exhibit 10.37

__________
AGREEMENT OF PURCHASE AND SALE
between
CIM GROUP ACQUISITIONS, LLC
Purchaser
and
IL-TRIBUNE TOWER, LLC,
Seller
___________________________________________
Dated: August 26, 2016
Property: 435 North Michigan Avenue,
Chicago, Illinois

SCHEDULE OF EXHIBITS
Exhibit A	Legal Description
Exhibit B	Lease Schedule
Exhibit B-1	Rent Matters
Exhibit B-2	Rent Roll
Exhibit C	Escrow Agreement
Exhibit D	Deed
Exhibit E	Service Contracts
Exhibit E-1	License Agreements
Exhibit F	Equipment Leases
Exhibit G	Bill of Sale
Exhibit H	Assignment of Intangibles
Exhibit I	Assignment and Assumption of Contracts and Lease
Exhibit J	FIRPTA Certificate
Exhibit K	Tenant Estoppel Certificate
Exhibit K-1	Tribune Publishing Company Estoppel Certificate
Exhibit L	Unpermitted Exceptions
Exhibit M	Litigation
Exhibit N	Seller Leasing Costs
Exhibit O-1	Indemnity (IDOR)
Exhibit O-2	Indemnity (CDOR)
Exhibit O-3	Indemnity (CCDOR)
Exhibit P	Tribune Media Lease Amendment
Exhibit Q	Violations
Exhibit R	Alterations and Repairs Schedule
Exhibit S	Tower License Agreement
Exhibit T	Form of Contingent Obligations Agreement

AGREEMENT OF PURCHASE AND SALE
THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is dated as of the 26th day of August, 2016, by and between CIM Group Acquisitions, LLC, a California limited liability company (“Purchaser”), and IL-Tribune Tower, LLC, a Delaware limited liability company (“Seller”).
BACKGROUND
Seller is the owner of certain Premises (as hereinafter defined) located at 435 North Michigan Avenue, Chicago, Illinois. Seller now desires to sell and Purchaser desires to purchase the Premises and certain tangible and intangible personal property related to the ownership and operation of the Premises, upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement and other good and valuable consideration, and intending to be legally bound, Seller and Purchaser agree as follows:
1.Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following:

(a)Land. All of Seller’s right, title and interest in and to, all that certain tract or parcel of land legally described on Exhibit A (the “Land”).

(b)Improvements. All of Seller’s right, title and interest in and to, all buildings and other improvements located on the Land, including all fixtures, electrical, heating, ventilating, air conditioning, plumbing, security, fire suppression and other mechanical systems (the “Improvements”).

(c)Appurtenances. All of Seller’s right, title and interest in and to, easements, rights of way, licenses, privileges, condemnation awards (if any) and appurtenances, if any, belonging to or inuring to the benefit of the Land, and all right, title and interest of Seller in and to any land lying in the bed of any highway, street, road or avenue, opened or proposed, in front of or abutting or adjoining the Land (collectively, the “Appurtenances”). The Land, Improvements and Appurtenances are referred to collectively as (the “Premises”).

(d)Leases. All of Seller’s right, title and interest in and to all agreements listed and described on Exhibit B (the “Lease Schedule”) attached hereto and made a part hereof, which Lease Schedule shall include a list of any existing rental delinquencies (the “Delinquency Report”), and pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Seller (collectively, the “Leases”).

(e)Personal Property. Any tangible personal property owned by Seller and used solely in connection with the ownership, operation, maintenance, use or occupancy of the Premises, including but not limited to those items listed on Schedule 1, attached hereto but specifically excluding any personal property of any tenant under the Leases (the “Personal Property”).

(f)Intangibles. To the extent assignable, all of Seller’s right, title and interest in and to the following intangible personal property (collectively, the “Intangibles”): (i) all licenses, authorizations, approvals, permits and certificates of occupancy issued by any Governmental Authority (as hereinafter defined) and relating to the ownership, use, operation or occupancy of the Premises (the “Permits”); (ii) all surveys, plans, floor plans, specifications, and operating manuals with respect to the Premises or any portion thereof in Seller’s possession or reasonably obtainable by Seller from its affiliates; and (iii) all currently effective warranties and guaranties given by any contractor, supplier or manufacturer of any Personal Property or Improvements, or of any work performed on any Personal Property or Improvements (the “Warranties”); The Premises, Personal Property, Leases and Intangibles are referred to collectively as (the “Assets”).

2.Purchase Price. The purchase price for the Assets (the “Purchase Price”) is Two Hundred Five Million Dollars ($205,000,000.00) which, subject to the terms and conditions of this Agreement, shall be paid as follows:

(a)Deposit. A deposit of Ten Million Dollars ($10,000,000.00) (the “Deposit”) shall be paid by Purchaser by wire transfer of immediately available funds in escrow to Chicago Title Insurance Company (the “Escrow Agent”) not less than three (3) business days after the Effective Date (the “Deposit Deadline”). The term “Effective Date” means the last date on which both parties have executed and received a fully executed duplicate original of this Agreement, or, if this Agreement is executed in counterparts, the last date on which each party has received a duplicate original counterpart of this Agreement executed by the other party. If Purchaser fails to deliver the Deposit to the Escrow Agent on or before the Deposit Deadline, then upon two (2) business days written notice, provided Purchaser has not during such period delivered the Deposit, Seller shall have the right to terminate this Agreement by delivering written notice to Purchaser, at which time this Agreement shall be null and void and neither party shall have any rights or obligations under this Agreement except as otherwise expressly provided herein. The Deposit is non-refundable (except as expressly provided in this Agreement) and shall thereafter be disbursed upon the earlier to occur of termination of this Agreement, or the Closing Date, as expressly provided in this Agreement.

(b)Balance of Purchase Price. The Purchase Price, less the Deposit, subject to the adjustments and credits provided in Sections 10 and 11, shall be paid by Purchaser at Closing by wire transfer of immediately available funds.

(c)Independent Consideration. Notwithstanding anything in this Agreement to the contrary, One Hundred Dollars ($100.00) of the Deposit (the “Independent Consideration”) shall be paid to Seller, shall not be considered part of the “Escrow Fund” (as such term is defined below) and shall be completely nonrefundable to Purchaser in all events, it being the intent of the parties to recognize that such amount has been bargained for and agreed to as independent consideration for Seller’s execution and delivery of this Agreement.

3.Separate Escrow Agreement. The Deposit shall be held in escrow pursuant to the terms of a separate escrow agreement among Purchaser, Seller and Escrow Agent. The form of escrow agreement is attached to this Agreement as Exhibit C. Any interest accrued on the Deposit shall accrue to Purchaser at Closing, or if the Deposit is forfeited to Seller, any interest accrued shall be forfeited to Seller as well. The Deposit and all interest accrued thereon is referred to as the “Escrow Fund.”

4.Closing. Closing under this Agreement (the “Closing”) shall take place on or before September 26, 2016 (the “Closing Date”), or such earlier date, if any, as may be mutually agreed by Purchaser and Seller, at a downtown Chicago office of the Title Company.

5.	Condition of Title.

(a)Delivery of Title and Surveys.

(i)Prior to the Effective Date, Seller has delivered to Purchaser (or made available to Purchaser electronically), (A) a title commitment with respect to the Premises (the “Title Commitment”), issued by Chicago Title Insurance Company (the “Title Company”) including legible copies of any documents listed as exceptions, and (B) Seller’s most recent survey of the Premises (the “Existing Survey”).

(ii)Except as expressly provided for herein (i.e. breach of a representation), from and after the Closing Date, Purchaser shall look solely to the title company issuing such title insurance policy for any loss, damage or claim attributable to any matter pertaining to the status of title to the Premises. The provisions of this Section 5(a)(ii) shall survive the Closing and the recording of the Deed. Purchaser may also order an update to the Existing Survey (the Existing Survey, as so updated, being referred to herein as the “Survey”). Costs of the Title Commitment and Survey shall be paid as provided in Section 12 below.

(iii)Purchaser has approved the title as shown in the Title Commitment, the title exceptions listed therein, and all matters shown on the Survey and any such exceptions or matters are hereby deemed to be “Permitted Exceptions”, other than those matters set forth on Exhibit L (the “Unpermitted Exceptions”). Notwithstanding anything to the contrary contained herein, all mortgages, other monetary liens, real estate taxes due and payable prior to Closing and any liens for services and/or materials, other than TI Liens addressed as provided in the definition of Permitted Exceptions (collectively, “Monetary Exceptions”), shall automatically be deemed to be Unpermitted Exceptions, and Seller shall have an affirmative obligation to cure all such Monetary Exceptions at or prior to Closing.

(b)Notice of Objection.

(i)All title exceptions or other matters identified in the Title Commitment or Survey which are not set forth on Exhibit L (other than Monetary Exceptions) shall be considered Permitted Exceptions.

(ii)Purchaser shall be deemed to have waived its right to object to any title exceptions, other than Monetary Exceptions, Unpermitted Exceptions and any matters (other than Permitted Exceptions) adversely affecting the ownership, operation or development of the Premises and first appearing in a continuation search received by Purchaser from the Title Company after the date hereof and of which Purchaser did not otherwise have actual knowledge prior to the date of this Agreement (“Post-Deadline Unpermitted Exceptions”), and such exceptions other than Post-Deadline Unpermitted Exceptions shall thereafter be deemed Permitted Exceptions.

(iii)In the event Purchaser shall send a Notice of Objection relating to a Post-Deadline Unpermitted Exceptions, Seller shall have the right, but not the obligation, to cure such objections. Notwithstanding the foregoing, Seller shall have the obligation to cure any Monetary Exceptions or Post-Deadline Unpermitted Exceptions caused by Seller’s actions or omissions. Within ten (10) days following the date of receipt of a Notice of Objection from Purchaser, with the Closing Date to be extended as necessary to afford Seller the full 10-day period (the “Seller Notice Period”), and subject to the preceding sentence, Seller shall give notice (a “Response Notice”) advising Purchaser with respect to each Unpermitted Exception whether or not Seller will cause such Unpermitted Exception to be cured at or prior to Closing. Seller’s failure to give the Response Notice during the Seller Notice Period shall be deemed to be Seller’s election not to cure any such objections (subject to the second sentence of this Section 5(b)(iii)). If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 5(c) hereof, Seller shall have until the Closing Date to attempt to cure the same to Purchaser’s reasonable satisfaction and for this purpose, Seller shall be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed thirty (30) days after the Closing Date specified herein.

(iv)For the purposes of this Agreement, the removal or satisfaction of any Unpermitted Exception or the procurement by Seller of a commitment for the issuance of the Title Policy (as defined in Section 8(a)(iii) hereof) or an endorsement thereto insuring Purchaser against any such Unpermitted Exception, reasonably acceptable to Purchaser, shall be deemed a “cure” by Seller of such Unpermitted Exception.

(c)Title Termination Notice.

(i)If Seller does not deliver a Response Notice prior to the expiration of the Seller Notice Period, or if Seller’s Response Notice states that Seller will not cure a matter set forth in Purchaser’s Notice of Objection, Purchaser may, as its sole and exclusive remedy at law or in equity, terminate this Agreement by sending notice in writing to Seller (the “Title Termination Notice”) within ten (10) days after Purchaser’s receipt of the Response Notice (or, in the event that a Response Notice is not timely delivered, within ten (10) days after the expiration of the Seller Notice Period). If Seller agrees to cure a matter set forth in Purchaser’s Notice of Objection but fails to cure such matter prior to Closing, or if Seller does not cure at or prior to Closing any matters covered by the second sentence of Section 5(b)(iii), Purchaser may, as it sole and exclusive remedies at law or in equity (but subject to the next sentence): terminate this Agreement; or enforce its rights under this Agreement via a suit for specific performance (or sue for damages if and to the extent allowed pursuant to Section 15(b) hereof). In the event that this Agreement is terminated by Purchaser pursuant to this Section 5(c)(i): (A) the Escrow Fund shall be paid to Purchaser; (B) this Agreement shall become null and void and of no further force or effect, except for the obligation to pay the Escrow Fund to Purchaser and except for those obligations expressly stated to survive the termination of this Agreement; and (C) neither Seller nor Purchaser shall have any further liability or obligation to the other under this Agreement, except for the obligation to pay the Escrow Fund to Purchaser and except for those obligations expressly stated to survive the termination of this Agreement. Notwithstanding anything to the contrary, nothing contained in this Section 5(c) shall impair any right to specific performance or other remedies that Purchaser shall otherwise have pursuant to this Agreement.

(ii)Notwithstanding anything to the contrary, all conditions and contingencies in this Agreement are for the benefit of Purchaser. Accordingly, Purchaser may waive any conditions or contingencies set forth herein and accept such title as Seller may be able to convey.

(iii)If Purchaser does not (A) send a Title Termination Notice within the time period set forth in Section 5(c)(i), or (B) otherwise terminate this Agreement pursuant to such section, the Unpermitted Exceptions (other than those covered by the second sentence of Section 5(b)(iii)) which Seller has not agreed (or is deemed not to have agreed) to cure will thereafter be deemed Permitted Exceptions, and this Agreement shall remain in full force and effect.

(d)Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser fee simple title to the Premises by special warranty deed in the form attached hereto as Exhibit D. Notwithstanding anything contained herein to the contrary, the Premises shall be conveyed subject to the following matters (the “Permitted Exceptions”):

(i)the lien of all ad valorem real estate and similar taxes and assessments not yet due, subject to apportionment as hereinafter set forth;

(ii)local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Premises;

(iii)the rights of tenants, as tenants only, under the Leases in effect as of the date hereof (the “Existing Leases”) and any new Leases entered into prior to Closing and, if required, approved by Purchaser in accordance with the terms of this Agreement;

(iv)items appearing of record or shown on the Title Commitment or the Survey and, in either case, not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Section 5(b) hereof;

(v)inchoate mechanic’s lien rights (“TI Liens”) arising out of tenant improvement work (x) performed by or on behalf of tenants of the Premises, or (y) performed by Seller as the landlord under the Leases and for the cost of which Purchaser (A) is responsible pursuant to the terms of this Agreement or (B) or shall receive a credit against the Purchase Price pursuant to Section 11(i); and

(vi)any matter created by, through, under or with the consent of Purchaser.

6.Due Diligence Period.

(a)Due Diligence Completed. Purchaser acknowledges Seller has, pursuant to a separate agreement, previously provided Purchaser with the opportunity to evaluate the physical condition of the Premises, and that Purchaser has satisfactorily completed its due diligence with respect to the physical condition of the Premises.

(b)Review of Books and Records. Purchaser acknowledges Seller has, pursuant to a separate agreement, previously delivered (or made available to Purchaser electronically) copies of certain books, records, papers and agreements relating to the operation of the Assets, including, among other things: (i) Service Contracts (as hereinafter defined); (ii) plans and specifications for the Improvements, if any; (iii) architectural and engineering reports, if any; (iv) any environmental report prepared for Seller (the “Environmental Reports”); (v) copies of all Leases, Equipment Leases, Permits and Warranties; and (vi) real estate tax bills and assessments (collectively, the “Premises Materials”). Purchaser acknowledges and agrees that, in accordance with Section 18(a) herein below, but subject to Section 7 below, (1) any of the Premises Materials delivered by Seller to Purchaser shall be for general informational purposes only, (2) Purchaser shall not have any right to rely on any such Premises Materials, but rather will rely on its own inspections and investigations of the Premises and any reports commissioned by Purchaser with respect thereto, and (3) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such Premises Materials or in verbal communication.

(c)Confidentiality.

(i)Except as required by law, unless otherwise agreed to in writing by Seller, Purchaser agrees (A) to keep all Premises Materials confidential and not to disclose or reveal any Premises Materials to any person other than (1) a permitted assignee of Purchaser or (2) Purchaser’s Representatives (as hereinafter defined) who are actively and directly participating in Purchaser’s evaluation of the Assets or who otherwise need access to the Premises Materials for the purpose of evaluating the Assets and to cause those persons to observe the terms of this Section 6(c), and (B) not to use Premises Materials for any purpose other than in connection with Purchaser’s evaluation of the Assets or the consummation of the purchase of the Assets. The term “Representative” means either party’s affiliates and its directors, officers, employees, agents, advisors (including, without limitation, financial advisors, prospective lenders, counsel and accountants) and controlling persons. Purchaser also agrees not to disclose to any person (other than (1) to a permitted assignee of Purchaser who has agreed in writing to be bound by the terms of this Section 6(c), or (2) to Purchaser’s Representatives who are actively and directly participating in Purchaser’s evaluation of the Assets or who otherwise need to know for the purpose of evaluating the Assets and whom Purchaser will cause to observe the terms of this Section 6(c), or (3) as permitted under Section 6(c)(ii) hereof) any information about the Assets, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that the Premises Materials have been made available to Purchaser or its Representatives.

(ii)In the event that Purchaser is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Premises Materials or any other information concerning Seller or the Assets, Purchaser agrees that it will provide Seller with prompt written notice of such request or requirement, to the greatest extent permitted by law, in order to enable Seller to take whatever steps it deems appropriate concerning disclosure of the Premises Materials, including seeking an appropriate protective order or other remedy, to consult with Purchaser with respect to Seller’s taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with this Section 6(c). In the event that (A) no such protective order or other remedy is obtained or (B) Seller waives compliance with this Section 6(c), then, in each case, Purchaser and its Representatives will furnish only that portion of the information which, upon advice of counsel, is required to be provided.
In any such event, Purchaser will use its reasonable best efforts to ensure that all Premises Materials and other information that is so disclosed will be accorded confidential treatment.

(iii)In no event will the provisions of Sections 6(c)(i) and 6(c)(ii) above apply to any information contained in the Premises Materials that is generally available to the public.

(iv)The provisions of Section 6(c) will terminate upon the Closing, but shall survive any earlier termination of this Agreement.

7.Representations and Warranties.

(a)Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date:

(i)Organization and Authority. Seller is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware and qualified to do business in the State of Illinois. Seller has full power, authority and legal right to (A) execute and deliver this Agreement and all documents and instruments relating to this Agreement (“Related Agreements”), (B) comply with the terms of this Agreement and all Related Agreements, and (C) complete the transactions contemplated by this Agreement and all Related Agreements. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.
(ii)Pending Actions. Except as set forth on Exhibit M attached hereto, no litigation is pending or, to Seller’s knowledge, threatened against Seller that arises out of the ownership or operation of the Property or the Assets, and would affect the ownership and operation of the Property or the Assets after Closing.

(iii)Condemnation. Seller has not received any written notice of any condemnation proceeding or other proceeding in the nature of eminent domain with respect to the Premises, and to Seller’s knowledge, no such proceedings are threatened. Seller has received no written notice of, nor does it have any knowledge of, any pending or threatened action or governmental proceeding relating to zoning or other land-use regulatory changes.

(iv)Service Contracts. Seller has not entered into any management, leasing, service, equipment, supply, maintenance, concession or other agreements that are presently in effect with respect to or affecting the Assets, except those listed in Exhibit E (the “Service Contracts”). Seller has provided, or made available to, Purchaser true, correct and complete copies of the Service Contracts. No written notice of default or breach by Seller in the terms of any of such Service Contracts has been received by Seller, nor has Seller delivered written notice to any counterparty of any default by such counterparty under the Service Contracts which has not been cured and Seller has no knowledge of any such defaults or the occurrence of any event which with the giving of notice or the passage of time would become a default. Seller has performed, or at Closing shall have performed, all material obligations required to be performed prior to Closing which it has under said Service Contracts.

(v)Leases. Seller is the lessor or landlord under the Leases. Except as set forth in the Lease Schedule, there are no other leases or occupancy agreements affecting the Premises (other than subleases of which Seller has no knowledge). The Lease Schedule contains, among other things, a true and complete list of all Leases, including all amendments, escrow agreements and guarantees related thereto, and all security deposits held by Seller, and Seller has made available to Purchaser for Purchaser’s review in the online data room maintained by Seller or delivered to Purchaser, true and complete and accurate copies of all Leases set forth on the Lease Schedule. Except as set forth on Exhibit B-1 hereto, (a) Seller has not received any written notices from any of the tenants under the Leases asserting that Seller is in default in any material respects under any of the respective Leases (other than defaults which have been cured) and (b) there are no such outstanding defaults by Seller of a material nature as of the Effective Date. Except as set forth on Exhibit B-1 hereto and on the Delinquency Report, Seller has not delivered any written notices to any of the tenants under the Leases asserting that any default has occurred under any of the respective Leases (other than defaults which have been cured), and Seller has no knowledge of any such defaults of a material nature or the occurrence of any event which with the giving of notice or the passage of time would become a material default. Except as set forth in the rent roll attached hereto as Exhibit B-2 (the "Rent Roll”) or Exhibit B-1 hereto, (i) the Leases are in full force and effect, (ii) no base rent has been prepaid under any of the Leases more than thirty (30) days in advance and (iii) all security deposits that are required to be delivered under the Leases to Seller have been so delivered. Except as may be set forth on Exhibit B-1 hereto, no tenant is entitled to any agreed rent credit, free rent or has asserted any claim or offset against the rent payable by it under its Lease from and after the date hereof. As of the Effective Date, there are no Tenant Inducement Costs (as hereinafter defined) or leasing commissions now due or which could become due under Existing Leases (as hereinafter defined) except as set forth on Exhibit N hereto. Notwithstanding anything to the contrary contained in this Agreement, Seller does not represent or warrant that any particular Lease will be in force or effect at Closing or that the tenants under the Leases will have performed their obligations thereunder. The termination of any Lease prior to Closing by reason of the tenant’s default shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser. Except as set forth on Exhibit B-1 hereto, no brokerage or leasing commission or other compensation is now, or will at Closing be, due or payable to any person, firm, corporation, or other entity with respect to or on account of any of the Leases, or any extensions or renewals thereof.

(vi)Equipment Leases. Seller has not entered into any lease agreement that is presently in effect for the rental of furniture, fixtures or equipment in connection with the use or operation of the Assets, except those leases identified in Exhibit F (the “Equipment Leases”).

(vii)Contractual Obligations. Except for the Leases, Service Contracts and Equipment Leases, the Assets are not subject to any lease, other contractual agreements or unrecorded instruments which will be binding upon Purchaser on or after the Closing Date.

(viii)Environmental Matters. Except as may be set forth in the Environmental Reports, (i) Seller has not received any written notice, report or information regarding any violations of, or any corrective, investigatory or remedial obligations, arising under Environmental Laws (as hereinafter defined) with respect to the current condition of the

Premises, that have not been cured and (ii) the Environmental Reports are the latest reports relating to the environmental condition of the Premises that were prepared for Seller or at Seller’s request, that are in Seller’s possession.

(ix)Violations. Other than as set forth on Exhibit Q, Seller has not received any written notice of any uncured violations of laws, regulations, ordinances, codes or other legal requirements applicable to the Premises from any Governmental Authority (as hereinafter defined) (“Violations”).

(x)ERISA. Seller is not (i) an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to the provisions of Title 1 of ERISA, (ii) a “plan” that is subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code of 1986 (the “Code”) or (iii) an entity whose assets are treated as “plan assets” under ERISA by reason of an employee benefit plan’s or plan’s investment in such entity.

(xi)OFAC. Seller and each person or entity owning an interest in Seller (excluding, for these purposes, the holders of publicly traded securities in Seller’s ultimate corporate parent entity) is (A) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”) and/or on any other similar list, (B) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (C) not an “Embargoed Person” identified in OFAC. To Seller’s knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and to Seller’s knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly).

(xii)Alterations and Repairs. Exhibit R attached hereto is a list of all existing alterations and repairs being performed by Seller as of the Effective Date to the buildings constructed on the Land that are outside the normal course maintenance and repair obligations of Seller as landlord under the Leases (the “Alterations and Repairs”). Exhibit R attached hereto is a list of all existing construction contracts, architect’s, engineer’s, consulting and other agreements with respect to or affecting the Alterations and Repairs (the “Alteration Contracts”). Seller has provided, or made available to, Purchaser true, correct and complete copies of the Alteration Contracts. No written notice of default or breach by Seller or any other party in the terms of any of the Alteration Contracts has been given or received by Seller. Seller has performed, and at Closing shall have performed, all material obligations which it has under the Alterations Contracts.

(xiii)No Rights of First Refusal or Rights to Purchase. Other than Purchaser pursuant to this Agreement, Seller has not entered into any written agreement, which agreement remains in effect on the date hereof, providing for a sale of the Premises, or the grant of any right of first refusal, option or other right to purchase the Premises, to any person or entity.

(xiv)Intellectual Property. Seller owns and possesses, or has a valid right to use, all right, title and interest in and to the common law trademark “Tribune Tower” as currently used in connection with the Assets (collectively, the “Trademark”). The past and current use of the Trademark by Seller in connection with operation of the Assets does not infringe or otherwise violate any intellectual property or other proprietary rights of any third party and no actions or claims are pending or, to Seller’s knowledge, threatened in writing against Seller alleging that the Trademark or any other aspect of the operation of the Assets infringes or misappropriates any intellectual property right of any third party, and to the Seller’s knowledge, no person is infringing or otherwise violating the Trademark. The Trademark constitutes all of the material intellectual property owned or licensed by Seller in connection with Seller’s operation of the Assets.

(xv)Definition of Seller’s Knowledge. The term “Seller’s knowledge” and the term “knowledge” in relation to Seller, means the actual knowledge of Laura Stangle, Asset Manager, Tribune Real Estate Holdings, LLC, an affiliate of Seller, without any duty of independent investigation or inquiry.

(xvi)Purchaser’s Knowledge. To the extent that Purchaser has actual knowledge prior to the Closing Date that any of Seller’s representations and warranties set forth herein are inaccurate, untrue or incorrect in any way, then if the Closing occurs, such representations and warranties shall be deemed modified to reflect Purchaser’s knowledge. For purposes of this Agreement, Purchaser shall be deemed to have knowledge that a representation or warranty was untrue, inaccurate or incorrect to the extent that any estoppel certificate executed by a tenant of the Premises and delivered to Purchaser or any other document or instrument made available to Purchaser by Seller or Seller’s Broker contains information which is inconsistent with such representation or warranty. If the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transaction contemplated hereby, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if Purchaser had actual knowledge that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing.

(b)Post-Effective Date Changes.

(i)Update Notice. If, as a result of events or changes in circumstances occurring after the Effective Date and before Closing (“Post-Effective Date Changes”), any representation or warranty made by Seller in this Agreement will not be true and correct in any material respect as of the Closing Date, as if made on, and as of, the Closing Date, Seller shall give prompt written notice thereof to Purchaser upon obtaining actual knowledge thereof (an “Update Notice”). Seller’s Update Notice shall include all material information Seller has relating to such Post-Effective Date Changes.

(ii)Effect of Update Notice. If Seller gives an Update Notice pursuant to Section 7(b)(i), Purchaser shall either (A) proceed with Closing, in which case the non-compliance which is described in the Update Notice shall be deemed waived by Purchaser, or (B) terminate this Agreement, in which case (1) the Escrow Fund shall be paid to Purchaser, (2) Purchaser shall promptly deliver to Seller all Premises Materials received by Purchaser and copies of any Third Party Reports requested by Seller, provided that Purchaser’s obligation to deliver any or all of the aforesaid documents shall not be a condition of Purchaser’s right to terminate this Agreement, (3) this Agreement shall become null and void and of no force or effect, except for the obligation to pay the Escrow Fund to Purchaser and except for those obligations expressly stated to survive the termination of this Agreement, (4) if said Effective Date Changes were caused by Seller’s breach of this Agreement, Seller shall reimburse Purchaser for its actual, documented out-of-pocket expenses incurred related to this Agreement (“Transaction Costs”) up to $500,000, and (5) neither Seller nor Purchaser shall have any further liability or obligation to the other under this Agreement, except for the obligation to pay the Escrow Fund to Purchaser and except for those obligations expressly stated to survive the termination of this Agreement.

(iii)No Right to Modify Representations. Nothing in this Agreement shall be construed to give Seller the right to modify its representations or warranties, except in the case of Post-Effective Date Changes.

(c)Survival of Seller’s Representations and Warranties; Limit on Liability. The representations and warranties of Seller set forth in Section 7(a) hereof as updated by any Post-Effective Date Changes and the certificate of Seller to be delivered to Purchaser at Closing, shall survive Closing for a period of nine (9) months (the “Survival Period”); provided, that, the representations and warranties of Seller set forth in Sections 7(a)(i) and (xi) hereof shall survive Closing and shall be continuing representations and warranties without limitation. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (i) if the breach in question results from or is based on a condition, state of facts or other matter of which Purchaser had actual knowledge prior to Closing, (ii) unless the valid claims for all such breaches (including, without limitation, all attorneys’ fees and court costs) collectively aggregate more than One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), in which event the full amount of such claims shall be actionable, and (iii) unless an action shall have been commenced by Purchaser against Seller prior to the expiration of said nine (9) month period. Notwithstanding anything herein to the contrary, in no event shall Seller’s aggregate liability to Purchaser under this Agreement, including, without limitation, liability for breach of any representation or warranty of Seller in this Agreement, exceed the sum of two percent (2%) of the Purchase Price.

(d)Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:

(i)ERISA. Purchaser is not acquiring the Assets with the assets of an employee benefit plan as defined in Section 3(3) of ERISA.

(ii)Organization and Authority. Purchaser is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of California. Purchaser has full power, authority and legal right to (A) execute and deliver this Agreement and all Related Agreements, (B) comply with the terms of this Agreement and all Related Agreements, and (C) complete the transactions contemplated by this Agreement and all Related Agreements.

(iii)Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(iv)OFAC. Purchaser and, to Purchaser’s actual knowledge, each person or entity owning an interest in Purchaser is (A) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list, (B) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (C) not an “Embargoed Person” identified in OFAC, to Purchaser’s actual knowledge, none of the funds or other assets of Purchaser constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and to Purchaser’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Purchaser (whether directly or indirectly).

(v)Sophisticated Party. Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Premises.

(e)Survival of Purchaser’s Representations and Warranties. The representation and warranties of Purchaser set forth in Section 7(d)(iv) hereof shall survive Closing and shall be a continuing representation and warranty without limitation. All other representations and warranties of Purchaser shall survive Closing for a period of six (6) months.

8.Conditions to Purchaser’s Obligation.

(a)The obligation of Purchaser under this Agreement to purchase the Assets from Seller is subject to the satisfaction of all of the following conditions (any or all of which may be waived in whole or in part by Purchaser in writing at any time):

(i)All representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date; provided, however that in no event shall any of the following be deemed “material” hereunder: (i) information which was disclosed to purchaser or otherwise actually known to Purchaser prior to the Effective Date, (ii) changes permitted pursuant to the terms of this Agreement (e.g. pursuant to Section 9), or (iii) information which discloses loss or damage to the Premises as a result of fire or other casualty or condemnation (which shall be governed by the terms of Section 13 below).

(ii)Seller shall have, in all material respects, performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with prior to or as of the Closing.

(iii)The Title Company shall be prepared (upon consummation of the Closing and payment of the title insurance premium), to issue its Owner’s Policy of Title Insurance covering the Premises, in the aggregate amount of the Purchase Price, subject only to the Permitted Exceptions (the “Title Policy”).

(iv)Seller shall use commercially reasonable efforts to obtain a tenant estoppel certificate in the form of Exhibit K (or such other form as is provided in the applicable tenant’s lease, it being agreed moreover that the form of estoppel from Tribune Publishing Company and/or its affiliates may be in the form attached hereto as Exhibit K-1) from each of the tenants in the Premises. It shall be a condition precedent to Purchaser’s obligation to close hereunder that Seller deliver executed tenant estoppel certificates from (i) each Major Tenant (as hereinafter defined), including Tribune Media Company and Tribune Publishing and/or their respective affiliates, (ii) Howells & Hood, and (iii) from other tenants under Existing Leases so that Purchaser shall receive executed estoppel certificates from tenants (including the Major Tenants and Howells & Hood) under Existing Leases covering at least seventy percent (70%) of the leased square footage in the Improvements as of the Effective Date (the “Required Threshold”). “Major Tenant” shall mean each tenant of the Improvements as of the Effective Date whose lease demises more than 50,000 square feet in the Improvements. Purchaser agrees that the Required Threshold shall be met even though executed tenant estoppel certificates may not be in the form sent to the tenant pursuant to this Section 8(a) if the modifications to such estoppel certificates, in the aggregate, are not material and do not disclose any defaults, the exercise of any rights of set off or any other exceptions inconsistent in any material respect with the representations and warranties made by Seller hereunder. Without limitation of the foregoing, Purchaser and Seller agree that the following types of modifications to a tenant estoppel certificate shall not be deemed material: the omission of any information that the tenant is not required to furnish pursuant to the terms of its Lease. Purchaser shall have the right to object to any estoppel certificate which discloses any fact which contradicts representations and warranties made by Seller herein, and any such fact shall be deemed a material modification for purposes of this Section 8(a)(iv).

(b)In the event all of the foregoing conditions precedent to Purchaser’s obligations set forth in Section 8(a) are not satisfied by the Closing Date, then Purchaser, shall be deemed to have waived any unsatisfied condition precedent, with no deduction from or adjustment of the Purchase Price unless Purchaser delivers written notice to Seller on or before the Closing Date that Purchaser elects to not proceed to Closing, in which event, the Termination Consequences shall apply.

9.Period Prior to Closing.

(a)Affirmative Covenants. Between the date of this Agreement and the Closing Date, Seller shall: (i) operate and maintain the Premises and Personal Property in a manner generally consistent with the manner in which Seller has operated and maintained the Premises and Personal Property prior to the date hereof, including the payment when due of insurance premiums, taxes, levies and other assessments and costs relating to the use of the Premises; (ii) provide prompt written notice to Purchaser of any casualty or condemnation affecting any portion of the Premises or Personal Property after the date of this Agreement, or any other matter of the nature described in Section 7(a)(viii); (iii) deliver to Purchaser, promptly after receipt by Seller, copies of all notices of violation issued by any Governmental Authority with respect to the Assets received by Seller after the date of this Agreement; (iv) advise Purchaser promptly of the commencement of any litigation, arbitration or other judicial or administrative proceeding which concerns or affects the Assets; (v) provide copies to Purchaser of any Premises Materials found or identified after the period set forth in Section 6(b); (vi) provide Update Notices promptly upon learning of any basis therefor; (vii) provide copies to Purchaser of any notices of default from or to any tenant under a Lease; and (viii) comply, in all material respects, with the requirements of all Leases, Service Contracts, Equipment Leases, Permits and Warranties.

(b)Negative Covenants. Between the date of this Agreement and the Closing Date, Seller agrees that, without Purchaser’s prior written consent, Seller will not: (i) voluntarily grant or create any mortgage, lien, encumbrance, easement, covenant, condition, right-of-way or restriction upon the Assets or take or permit any action adversely affecting the title to the Assets as it exists on the date of this Agreement; (ii) cancel, modify, extend or amend any Service Contract, Permit or Equipment Lease, (iii) enter into any new service contract (including, without limitation, any management, service, leasing, equipment, supply, maintenance or concession agreement), license or equipment lease which is not terminable upon 30 days’ notice without penalty; (iv) remove any Personal Property from the Premises except in the ordinary course of business and provided such Personal Property is replaced with items of the same or better quality, which replacement items shall then constitute and be included as part of the Personal Property; (v) make any alterations to the Premises without Purchaser’s consent, unless such alterations are required by law or Governmental Authority or by a Lease, in which event Seller shall deliver prior written notice to Purchaser.

(c)Leases. Except as provided in this Section 9(c), a copy of any amendment, renewal, termination or expansion of an Existing Lease or any new Lease that Seller desires to execute during the period commencing upon the date of this Agreement (the “Lease Approval Period”) shall be submitted to Purchaser prior to execution by Seller (each, a “Submitted Lease”). Seller shall not enter into any Submitted Lease without the approval of Purchaser, such approval not to be unreasonably withheld, delayed or conditioned. It shall be deemed reasonable if Purchaser denies consent to any Submitted Lease if it will in Purchaser’s opinion interfere with any development plans for the Premises. Purchaser agrees to notify Seller in writing within four (4) business days after its receipt thereof of either its approval or disapproval thereof. In the event Purchaser fails to notify Seller in writing of its approval or disapproval within the four (4) business day period set forth above, Purchaser shall be deemed to have approved such Submitted Lease. Notwithstanding the foregoing, a “Submitted Lease” shall not include any amendment to an Existing Lease entered into by Seller solely to evidence the exercise by a tenant of a right or option granted to such tenant in its Lease. Seller shall also provide Purchaser with a copy of any amendment, renewal, termination or expansion of an Existing Lease or any new Lease entered into after the Effective Date, and agrees no such Lease shall contain any option to purchase all or a portion of the Premises. Notwithstanding anything to the contrary herein contained, on or before Closing, the Existing Leases with Tribune Media Company and/or its affiliates shall be amended and/or restated to reflect the terms set forth on Exhibit P attached hereto in a form reasonably satisfactory to Purchaser (the “Tribune Media Lease Amendments”).

(d)Service Contracts. Purchaser has designated by a written notice given to Seller prior to the date hereof a list of those Service Contracts for which Seller shall give an appropriate notice of termination (but only to the extent said Service Contract permits termination contingent upon the occurrence of Closing and without penalty); provided, however, that the following shall be Assumed Service Contracts: (i) those Service Contracts designated with an “asterisk” on Exhibit E (i.e., those Service Contracts that are not terminable contingent upon the occurrence of Closing, without penalty), (ii) those certain license agreements set forth on Exhibit E-1 attached hereto; and (iii) those agreements, including but not limited to license agreements, that have been entered into by Seller following the Effective Date in accordance with the provisions hereof which are terminable on not more than thirty (30) days prior written notice without the payment of any fee or penalty. The Service Contracts which Purchaser has not required be terminated or which otherwise are deemed Assumed Service Contracts as aforesaid, are herein collectively called “Assumed Service Contracts.”

(e)Exclusivity. Prior to the Closing Date, neither Seller nor any of its affiliates shall enter into any agreement with a third party for or directly (or indirectly through intermediaries) negotiate, entertain, otherwise pursue or enter into any agreement accepting offers or proposals for, the direct or indirect purchase, sale, transfer or assignment of all or any part of the Premises or any portion thereof or interest therein.

10.Provisions with Respect to Closing. At Closing:

(a)Seller’s Deliveries. Seller shall deliver or cause to be delivered to Purchaser (or the title company conducting the Closing) the following:

(i)a duly executed and acknowledged special warranty deed in the form attached hereto as Exhibit D (the “Deed”), together with a water certification from the City of Chicago (subject to the terms of Section 19(c) hereof) subject only to the Permitted Exceptions (the “Deed”);

(ii)duly completed and signed real estate transfer tax declarations and other state law disclosures;

(iii)A bill of sale conveying the Personal Property, free and clear of all liens, security interests and encumbrances, and in the form attached to this Agreement as Exhibit G (the “Bill of Sale”);

(iv)An assignment conveying the Intangibles in the form attached to this Agreement as Exhibit H (the “Assignment of Intangibles”);

(v)An executed counterpart of an Assignment and Assumption of Contracts and Leases in the form attached to this Agreement as Exhibit I (the “Assignment of Contracts and Leases”), with respect to the Leases and the Assumed Service Contracts;

(vi)An executed counterpart of a License Agreement to use the name “Tribune Tower” in connection with the Premises, in the form attached to this Agreement as Exhibit S (the “Tower License Agreement”)

(vii)An executed counterpart of a Contingent Obligations Agreement with respect to the entitlement and development of a retail commercial structure on a portion of the Property in the form attached hereto as Exhibit T (the “COA”);

(viii)An executed counterpart of a Memorandum of Contingent Obligations in recordable form, evidencing the COA (the “COA Memorandum”);

(ix)a certificate in the form attached hereto as Exhibit J duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980;

(x)A certification to Purchaser’s title insurance company of the type customarily provided by sellers of real property to induce title companies to remove or insure over the “standard” or “preprinted” exceptions to title and to insure over any “gaps” in timing;

(xi)Any executed tenant estoppel certificates received by Seller, to the extent not previously delivered to Purchaser pursuant to Section 8(a)(iv);

(xii)To the extent in Seller’s possession, executed originals of all (a) Leases, (b) Service Contracts and Equipment Leases, (c) Permits, and (d) Warranties;

(xiii)A re-certification of Seller’s representations and warranties set forth in Section7(a), noting any changes thereto;

(xiv)A duly executed counterpart of the settlement statement prepared by the Title Company and in form and substance acceptable to Seller and Purchaser (the “Settlement Statement”);

(xv)Seller shall join with Purchaser to execute a notice in form and content reasonably satisfactory to Purchaser and Seller which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the Premises and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice;

(xvi)The original letters of credit (the “Letters of Credit”) delivered to Seller by tenants as Security Deposits (to the extent such Letters of Credit have not been applied against delinquent rents as provided in the Leases or have not been returned to tenants or expired in accordance with the Leases) and any applicable transfer forms required by the financing institution issuing the Letters of Credit to recognize Purchaser as the beneficiary of such Letters of Credit (the “LOC Transfer Documents”);

(xvii)Either (a) a release letter or certificate from the Illinois Department of Revenue stating that no assessed but unpaid tax penalties or interest are due under Section 9-902(d) of the Illinois Income Tax Act, as amended, or 35 ILCS 120/5j of the Illinois Compiled Statutes, as amended, or (b) an Indemnity (IDOR) in the form attached hereto as Exhibit O-1;

(xviii)Either (a) a release letter or certificate from the Chicago Department of Revenue stating that no assessed but unpaid tax penalties or interest are due under Section 3-4-140 of the Chicago Uniform Revenue Procedures Ordinance, as amended, or (b) an Indemnity (CDOR) in the form attached hereto as Exhibit O-2;

(xix)Either (a) a release letter or certificate from the Cook County Department of Revenue stating that no assessed but unpaid tax penalties or interest are due under Article 11 of the Cook County, Illinois Revenue Ordinance, as amended, or (b) an Indemnity (CCDOR) in the form attached hereto as Exhibit O-3;

(xx)Duly executed originals of the Tribune Media Lease Amendments; and

(xxi)Such other documents as may be reasonably required to consummate the transactions contemplated by this Agreement, including any documents required to comply with Illinois law.

(b)Possession. Possession of the Premises and Personal Property shall be delivered by Seller to Purchaser at Closing, in “as is, where is” condition except as otherwise expressly provided in this Agreement.

(c)Escrow Fund. Escrow Agent shall deliver the Escrow Fund to Seller, and the amount thereof shall be credited against the Purchase Price.

(d)Purchaser’s Deliveries. Purchaser shall deliver or cause to be delivered to Seller (or to the title company conducting the Closing) the following:

(i)the balance of the Purchase Price;

(ii)a duly executed counterpart of the Assignment of Contracts and Leases;

(iii)a duly executed counterpart of the Bill of Sale;

(iv)a duly executed counterpart of the Tower License Agreement;

(v)a duly executed counterpart of the COA;

(vi)a duly executed counterpart of the COA Memorandum;

(vii)A duly executed Guaranty of Contingent Obligations executed by CIM Fund VIII, L.P., a Delaware limited partnership, with respect to Purchaser’s obligations under the COA;

(viii)such proof of Purchaser’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Purchaser to act for and bind Purchaser, as may be reasonably required by the title insurance company;

(ix)duly executed original counterparts of the Tribune Media Lease Amendments;

(x)a duly executed counterpart of the Settlement Statement; and

(xi)such other documents as may be reasonably required to consummate the transactions contemplated by this Agreement.

11.Credits and Prorations.

(a)Sums Prorated. The following items shall be prorated as of 12:01 a.m. Central Time on the Closing Date, on the basis of a 366-day year, with Purchaser deemed the owner of the Assets on the entire Closing Date: (i) rents, revenues and profits, including rents under Leases; (ii) real estate taxes, with any net refunds applicable to the period prior to Closing belonging to Seller; (iii) water, sewer and utility charges; (iv) charges under any Service Contracts assumed by Purchaser; and (v) any other revenues or expenses relating to the Assets which are customarily adjusted at settlement. Seller shall prepare a Closing Statement of the prorations and adjustments required by this Agreement and submit it to Purchaser at least three (3) business days prior to the Closing Date.

(b)Property Taxes. Purchaser and Seller agree that Seller shall be solely responsible for all real estate taxes assessed with respect to calendar year 2015, which are payable in calendar year 2016, without receiving a credit from Purchaser therefor. Seller shall provide Purchaser with a credit for real estate taxes assessed with respect to the calendar year 2016, which are payable in calendar year 2017 based on Seller’s ratable share of such real estate taxes which shall be determined by multiplying the amount of such real estate taxes by a fraction, the numerator of which is the number of days in the calendar year for the period commencing on January 1, 2016 and ending on the Closing Date, and the denominator of which is 366. Purchaser shall be responsible for the remainder of the 2016 real estate taxes and real estate taxes for all subsequent years. The proration of such taxes shall be based upon the most recently ascertainable full year tax bill, and such proration shall be adjusted between Seller and Purchaser after Closing upon issuance of the final tax bill for calendar year 2016. Seller shall be entitled to all Tenant reimbursement amounts pertaining to real estate taxes with respect to calendar year 2015, and Seller’s ratable share of Tenant reimbursement amounts pertaining to real estate taxes with respect to calendar year 2016, as provided in Section 11(j) hereof. Seller shall pay the portion of any special assessments due and payable prior to the Closing Date, and Purchaser shall pay the portion of any special assessments due and payable on and after the Closing Date.

(c)Utilities. Prior to the Closing Date, to the extent that any utility accounts are in Seller’s name, Seller and Purchaser shall cooperate to enable Purchaser to open new accounts or otherwise notify the utility companies furnishing water, telephone, steam, electricity, gas and other utility service to the Premises (collectively, the “Utilities”) of the scheduled transfer of the title to the Premises so that such utility companies may bill Seller directly for the charges for such utilities accrued prior to the Closing Date and Purchaser for such charges accrued from and after the Closing Date. Arrangements shall be made for the reading of meters for all Utilities on or about the Closing Date. If such meter readings take place on a date other than the Closing Date, a pro rata adjustment will be made when the bills are received, such adjustment to be made on a day-to-day basis, with Seller being responsible for any time periods prior to the Closing Date and with Purchaser being responsible for any time periods on and after the Closing Date.

(d)Discounts. Seller shall receive the entire advantage of any discounts for the prepayment by it of any taxes, water rates or sewer rents.

(e)Assessments for Public Improvements. In the event work for any public improvements with respect to the Premises is begun before the Closing, Seller shall be responsible for the assessments and charges that are payable before Closing. If at the time of Closing, the Premises is affected by an assessment or assessments which are or may become payable in installments, then Seller shall be responsible for any installments due and payable prior to Closing and Purchaser shall be responsible for any installments due and payable thereafter.

(f)Rent. All rents and other sums due under the Leases (collectively, the “Rents”), if any, shall be prorated as and when collected. Unpaid and delinquent Rent shall not be prorated at Closing. Unpaid and delinquent Rent collected by Seller and Purchaser after the Closing Date shall be delivered as follows: (a) if Seller collects any unpaid or delinquent Rent for the Property, Seller shall, within fifteen (15) days after Seller’s receipt thereof, deliver to Purchaser any such Rent which Purchaser is entitled to pursuant to the terms of this Section 11(f) relating to the period from and after Closing Date, and (b) if Purchaser collects any unpaid or delinquent Rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such Rent which Seller is entitled to pursuant to the terms of this Section 11(f) relating to the period prior to the Closing Date. Seller and Purchaser agree that all Rent received after the Closing Date shall be applied first to costs of collection, next to rent payable during the month in which the Closing occurs, then current Rent and finally to delinquent Rent, if any, in the inverse order of maturity. Purchaser will make a good faith commercially reasonable effort after Closing to collect all Rents in the usual course of the operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent Rents. Seller shall have no right to enforce Leases or collect delinquent Rents on or after the Closing Date without the prior written consent of Purchaser, which may be withheld in Purchaser’s sole discretion, and any such permitted enforcement or collection effort shall be at Seller’s sole expense. In no event shall Seller’s enforcement include any termination, forcible detainer, eviction or other possessory action.

(g)Other Operating Expenses. All charges and expenses under the Assumed Service Contracts, the Title Documents and any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the county in which the Property is located shall be prorated in accordance with Section 11(a).

(h)Security Deposits. At Closing, (i) Seller shall, at Seller’s option, either deliver to Purchaser any refundable security deposits (collectively, the “Security Deposits”) actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such Security Deposits (to the extent such Security Deposits have not been applied against delinquent Rents as provided in the Leases, and further provided Seller shall not apply any Security Deposits for the month of Closing), and (ii) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at Seller’s option, Seller shall be entitled to receive and retain such refundable cash and deposits. At Closing, Seller shall assign to Purchaser any outstanding Letters of Credit or other non-cash Security Deposits and will sign the LOC Transfer Documents, if applicable. Following the Closing, Purchaser shall submit the LOC Transfer Documents to the applicable financial institutions. Seller shall cooperate reasonably with Purchaser’s efforts to accomplish the transfer or reissuance of the Letters of Credit in Purchaser’s name. In addition and upon five (5) business days after Seller’s receipt of written request from Purchaser, Seller shall (i) present any applicable Letters of Credit for payment prior to the date on which the transfer of such Letter of Credit has been completed in connection with a default by the applicable tenant under its Lease and (ii) deliver such drawn amounts received by Seller, in full, to Purchaser; provided that Purchaser indemnifies Seller, in a form reasonably satisfactory to Purchaser and Seller, with respect to any liability Seller may incur in connection with such draw down.

(i)Tenant Inducement Costs. Purchaser shall be responsible for the payment of (A) all Tenant Inducement Costs and leasing commissions which become due and payable (whether before or after the Closing) as a result of, and any legal fees or other out-of-pocket third-party costs (e.g., space planning costs, construction oversight fees, etc.) incurred by Seller in connection with, (1) any new Leases executed during the Applicable Period (as hereinafter defined) that have been approved or deemed approved by Purchaser pursuant to Section 9(c) hereof, (2) any renewals, extensions, amendments or expansions of Existing Leases executed during the Applicable Period that have been approved or deemed approved by Purchaser pursuant to Section 9(c) hereof, or (3) any options exercised by tenants (or the failure of a tenant to exercise an option) during the Applicable Period that have been approved or deemed approved by Purchaser pursuant to Section 9(c) hereof (to the extent the landlord under any such Existing Lease has approval rights relating to any such option), (B) all Tenant Inducement Costs and leasing commissions as a result of new Leases, or renewals, extensions, amendments or expansions of Existing Leases, executed from and after the Closing Date or as a result of any options exercised by tenants (or the failure of a tenant to exercise an option) after the Closing Date and (C) the loss of income resulting from any free rent period (x) under new Leases executed during the Applicable Period that have been approved or deemed approved by Purchaser pursuant to Section 9(c) hereof or after Closing, (y) under any renewals, extensions, amendments or expansions of Existing Leases executed during the Applicable Period that have been approved or deemed approved by Purchaser pursuant to Section 9(c) hereof and (z) as a result of any options exercised by tenants (or the failure of a tenant to exercise an option) during the Applicable Period that have been approved or deemed approved by Purchaser pursuant to Section 9(c) hereof (to the extent the landlord under any such Existing Lease has approval rights relating to any such option) (the costs in (A), (B) and (C) are collectively are referred to as the “Purchaser Leasing Costs”). If, as of the Closing Date, Seller shall have paid or incurred any Purchaser Leasing Costs for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at the Closing. For purposes hereof, the term “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs and allowances, legal fees, lease buyout costs, and moving, design, refurbishment and club membership allowances. For purposes hereof, the term “Applicable Period” shall mean the period from the Effective Date through the Closing Date.

At Closing, Purchaser shall receive a credit for (a) rents which are not payable from and after Closing under the Leases identified on Exhibit N attached hereto as a result of unexpired free rent periods under such Leases and (b) all Tenant Inducement Costs and leasing commissions in connection with Leases in effect as of the Effective Date or the Closing Date that are not Purchaser’s responsibility pursuant to the preceding paragraph. Furthermore, if by Closing, Seller has not completed and paid in full any Tenant Inducement Costs or leasing commissions identified on Exhibit N attached hereto, then, then such costs (collectively, the “Seller Leasing Costs”) shall be credited to Purchaser at Closing, subject to the final proration of such amounts as described in Section 11(o) below. Notwithstanding the foregoing, Seller shall not be liable for any increases in Seller Leasing Costs which result from any change order, or additions to tenant improvements or changes in the scope of work or specifications with respect to Tenant Inducement Costs or leasing commissions which are agreed to by Purchaser after Closing.
(j)Reimbursable Tenant Expenses. Seller, as landlord under the Leases, is currently collecting from tenants under the Leases additional rent to cover ad valorem taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, “Reimbursable Tenant Expenses”) incurred by Seller in connection with the ownership, operation, maintenance and management of the Property. If, prior to the Closing Date, tenant reconciliation statements for Reimbursable Tenant Expenses for calendar year 2015 have not been sent to tenants, then Seller agrees to prepare tenant reconciliation statements for Reimbursable Tenant Expenses for calendar year 2015 and transmit such reconciliation statements to Purchaser on or prior to December 31, 2016. If applicable, Purchaser agrees to promptly transmit to tenants and bill the tenants for any amounts due under such 2015 reconciliation statements. In addition, Purchaser agrees to prepare tenant reconciliation statements for Reimbursable Tenant Expenses for calendar year 2016 and transmit to tenants and bill the tenants for any amounts due under such reconciliation statements (with copies delivered to Seller) on or prior to December 31, 2017; provided, however that reconciliation for real estate taxes that are paid on a “accrual basis” by Tenants under Leases shall occur upon the issuance of the final tax bill attributable to 2016, in 2017. Seller shall be entitled to all of the Reimbursable Tenant Expenses payable on account of calendar year 2015. The Reimbursable Tenant Expenses for calendar year 2016 shall be apportioned between Seller and Purchaser based on the amounts so collected by them and the amounts so paid or incurred by them during their respective periods of ownership (including amounts prorated hereunder). If any such reconciliation statements show that the amounts collected by Seller prior to the Closing Date exceed Seller’s allocable share of such Reimbursable Tenant Expenses, then Seller shall promptly pay such amounts to Purchaser for prompt payment to the Tenants. If such reconciliation statements show that Seller is owed any such Reimbursable Tenant Expenses from a tenant under a Lease, then Purchaser shall promptly pay such amounts to Seller promptly after receipt thereof by Purchaser from the applicable tenant, provided that all Reimbursable Tenant Expenses received after the Closing Date shall be applied first to costs of collection, next to those payable during the month in which the Closing occurs, then current charges and finally to delinquent charges, if any, in the inverse order of maturity.

(k)Seller shall have the right to file and prosecute an appeal of the real property tax assessment for calendar year 2015 (payable in 2016) and for the tax years prior to Closing using counsel reasonably satisfactory to Purchaser, and may take reasonable related actions which Seller deems appropriate in connection therewith. Purchaser shall cooperate with Seller in connection with such appeal and collection of a refund of real property taxes paid. Seller owns and holds all right, title and interest in and to such appeal and refund, and all amounts payable in connection therewith shall be paid directly to Seller by the applicable authorities. If such refund or any part thereof is received by Purchaser, Purchaser shall promptly pay such amount to Seller. Any refund received by Seller shall be distributed as follows: first, to reimburse Seller for all costs incurred in connection with the appeal; second, with respect to refunds payable to tenants of the Real Property pursuant to the Leases, to such tenants in accordance with the terms of such Leases; and third, to Seller to the extent such appeal covers the period prior to the Closing, and to Purchaser to the extent such appeal covers the period as of the Closing and thereafter. If and to the extent any such appeal covers (or is reasonably expected to have an effect on the level of taxes with respect to) the period after the Closing, Purchaser shall have the right to participate in such appeal and to approve any settlement in Purchaser’s reasonable discretion.

(l)For a period of three (3) years after the Closing, Purchaser shall allow Seller and its agents and representatives access without charge to all files, records and documents delivered to Purchaser at the Closing, upon reasonable advance notice and at all reasonable times, to examine and make copies of any and all such files, records and documents, which right shall survive the Closing.

(m)Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration thirty (30) days after Closing, or as soon thereafter as the precise amounts can be ascertained; but in no event shall (i) any reproration under this Agreement, other than with respect to real estate taxes and assessments pursuant to Section 11(b) or Section 11(k) above and Reimbursable Tenant Expenses pursuant to Section 11(j) above, occur more than one hundred eighty (180) days after the Closing; (ii) any reproration of real estate taxes and assessments pursuant to Section 11(b) occur later than forty-five (45) days after the issuance of the final real estate tax bill for calendar year 2016 (payable in 2017); and (iii) any reproration of Reimbursable Tenant Expenses occur later than December 31, 2017 (or thirty (30) days after receipt of the applicable tax bills for “accrual basis” tenants). Purchaser shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, Purchaser shall prepare, and certify as correct, a final proration statement which shall be subject to Seller’s approval. Upon Seller’s acceptance and approval of any final proration statement submitted by Purchaser, such statement shall be conclusively deemed to be accurate and final.

(n)Any amounts due Seller or Purchaser under this Section 11 from the other party, which are not paid within fifteen (15) days following written demand, shall bear interest from and after the date of demand at the annual rate of interest equal to the Prime Rate (as hereinafter defined) plus 5%. “Prime Rate” shall mean annual rate of interest the highest prime rate (or base rate) reported, from time to time, in the Money Rates column or section of The Wall Street Journal as having been the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank).

(o)Other Post-Closing Adjustments. If any of the items described in this Section 11 cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable.

(p)Survival. Subject to the provisions of Section 11(o) above, the provisions of this Section 11 shall survive Closing.

12.Transfer Taxes and Closing Costs.

(i)Seller and Purchaser shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance;

(ii)Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses: (i) one‑half (1/2) of the escrow fee, if any, which may be charged by the Escrow Agent or Title Company; (ii) State and County transfer taxes and the so-called “CTA portion” of the City of Chicago transfer tax; and (iii) the premium charged by the Title Company for the Title Policy, including the costs of any extended coverage endorsement and those endorsements required to Cure title exceptions that Seller has elected to remove pursuant to Section 5, but excluding the costs of any other endorsement to the Title Policy and (iv) the fees and expenses of the Broker (as hereinafter defined);

(iii)Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction. Purchaser shall also pay the following costs and expenses: (i) one‑half (1/2) of the escrow fee, if any, which may be charged by the Escrow Agent or Title Company; (ii) the City of Chicago transfer tax (excluding the “CTA portion” of such transfer tax); (iii) the cost of the Survey; (iv) the premium for all endorsements to the Title Policy (other than an extended coverage endorsement and those endorsements required to Cure Title Matters that Seller has elected to cure pursuant to Section 5) and (v) all costs and expenses incurred in connection with the transfer or reissuance of the Letters of Credit to Purchaser, and the transfer of any transferable warranties, permits or licenses in connection with the ownership or operation of the Property;

(iv)All costs and expenses incident to this transaction and the closing thereof, and not specifically described above, shall be paid by the party incurring same; and

(v)The provisions of this Section 12 shall survive the Closing.

13.Casualty; Condemnation.

(a)Minor Loss or Damage or Condemnation. In the event of casualty loss or damage prior to Closing to the Premises or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect, Seller shall promptly give Purchaser written notice thereof, together with an estimate of the cost to repair and restore the damage, as determined by a duly licensed and qualified architect selected by Seller and reasonably approved by Purchaser (the “Damage Estimate”) and Seller shall diligently pursue Seller’s rights under any insurance policy covering the casualty loss or damage and direct Seller’s insurance carrier to pay any insurance proceeds relating thereto directly to Purchaser following Closing (including, without limitation, all casualty insurance proceeds, all rent loss and business interruption insurance proceeds applicable to the period on or after the Closing), less any sums expended by Seller in repairs or restoration (which repairs or restoration shall be done in a manner reasonably satisfactory to Purchaser). If the insurance proceeds referenced in this Section 13(a) are subject to a deductible, Seller shall provide to Purchaser a credit against the Purchase Price at Closing equal to the lesser of the Damage Estimate and the amount of deductible applicable to the damage at issue, less any sums expended by Seller in repairs or restoration. Seller shall keep Purchaser reasonably informed throughout any insurance claims process and, following Closing, Purchaser shall have the right to participate in any such process at Purchaser’s sole cost and expense, subject to rules and procedures established by the applicable insurance carriers. In the event of a condemnation prior to Closing of any portion of the Premises which is not “major,” Seller shall assign to Purchaser at Closing Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to condemnation awards relating to the premises in question. Except as expressly set forth above, in no event shall the Purchase Price be reduced as a result of any loss or damage to the Premises or as a result of any condemnation of any portion of the Premises.

(b)Major Loss or Damage or Condemnation. In the event of a “major” casualty loss or damage or condemnation prior to Closing to the Premises or any portion thereof, Seller shall give Purchaser written notice thereof together with a Damage Estimate and Purchaser may elect to terminate this Agreement by written notice to Seller, in which event the Escrow Fund shall be returned to Purchaser and neither party shall have any further obligations or liabilities hereunder (except any obligations or liabilities that are expressly intended to survive any such termination). If Seller does not receive written notice from Purchaser of Purchaser’s election to terminate this Agreement within thirty (30) days after Seller sends Purchaser written notice of the occurrence of major casualty loss or damage or condemnation (with the Closing adjourned, as required to accommodate such response period), then Purchaser shall be deemed to have elected to proceed with Closing. In the event of a casualty loss or damage or condemnation prior to Closing of any portion of the Premises which is “major,” and provided Purchaser has not terminated this Agreement as provided above in this Section 13(b), Seller shall diligently pursue Seller’s rights under any insurance policy covering the casualty loss or damage and direct Seller’s insurance carrier to pay any insurance proceeds relating thereto directly to Purchaser following Closing (including, without limitation, all casualty insurance proceeds, all rent loss and business interruption insurance proceeds applicable to the period on or after the Closing), less any sums expended by Seller in repairs or restoration. If the insurance proceeds referenced in this Section 13(b) are subject to a deductible, Seller shall provide to Purchaser a credit against the Purchase Price at Closing equal to the lesser of the Damage Estimate and the amount of deductible applicable to the damage at issue, less any sums expended by Seller in repairs or restoration (which repairs or restoration shall be done in a manner reasonably satisfactory to Purchaser). Seller shall keep Purchaser reasonably informed throughout any insurance claims process and, following Closing, Purchaser shall have the right to participate in any such process at Purchaser’s sole cost and expense, subject to rules and procedures established by the applicable insurance carriers. Upon Closing, full risk of loss with respect to the Premises shall pass to Purchaser. Except as expressly set forth above, in no event shall the Purchase Price be reduced as a result of any loss or damage to the Premises or as a result of any condemnation of any portion of the Premises.

(c)Definition of “Major” Loss or Damage or Condemnation. For purposes of Sections 13(a) and 13(b) hereof, “major” loss or damage refers to the following, as applicable: (i) loss or damage to the Premises or any portion thereof prior to Closing such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of loss damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Ten Million and No/100 Dollars ($10,000,000.00),
(ii) any loss due to a condemnation prior to Closing which permanently and materially impairs the current use of the Premises, involves the loss of a material portion of the Premises, or materially impairs access to the Premises, or (iii) any loss or damage which would allow any Major Tenant, or tenants whose Leases cover in the aggregate more than 50,000 square feet, to terminate their Leases (unless the applicable Major Tenant or tenants waive said right). If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within ten (10) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

14.Brokers. Seller and Purchaser represent and warrant to each other that no broker or finder other than Eastdil Secured Broker Services, Inc. (the “Seller’s Broker”), was instrumental in arranging or bringing about this transaction and that there are no claims or rights for commissions, finders’ fees or other compensation (collectively, “Compensation”) by any person or entity other than the Seller’s Broker. Seller shall be solely responsible for all Compensation payable to the Seller’s Broker pursuant to separate written agreement. If any broker or finder asserts a claim for compensation based upon any actual or alleged contact, dealings or communication with Purchaser or Seller, then the party through whom such broker or finder makes its claim shall indemnify and hold the other party (the “Indemnified Party”) harmless from and against any and all claims, damages, judgments, suits, liabilities, losses, costs and expenses (including without limitation, reasonable attorneys’ fees and court costs) suffered or incurred by or brought against the Indemnified Party in connection with such claim for compensation. The provisions of this Section 14 shall survive the Closing or, if the Closing does not occur, any termination of this Agreement.

15.	Default.

(a)Default by Purchaser. IF THE CLOSING IS NOT CONSUMMATED PURSUANT TO THIS AGREEMENT DUE TO ANY DEFAULT BY PURCHASER HEREUNDER THAT IS NOT CURED WITHIN TEN (10) DAYS AFTER PURCHASER’S RECEIPT OF NOTICE OF SUCH DEFAULT, THEN SELLER SHALL RETAIN THE ESCROW FUND AS LIQUIDATED DAMAGES AS ITS SOLE AND EXCLUSIVE REMEDY HEREUNDER IN LIEU OF ALL OTHER REMEDIES, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SEEK MONETARY DAMAGES. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO PURCHASER’S DEFAULT HEREUNDER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE ESCROW FUND IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.

(b)Default by Seller. If the Closing is not consummated pursuant to this Agreement for any reason other than Purchaser’s default hereunder or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole and exclusive remedy at law or in equity, (i) to receive the return of the Escrow Fund which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, except that Purchaser shall be entitled to reimbursement by Seller of Purchaser’s Transaction Costs up to $500,000 or (ii) to enforce specific performance of Seller’s obligations under this Agreement; provided, however, that Purchaser shall only be entitled to such remedy if (1) any such suit for specific performance is filed no later than sixty (60) days after the scheduled Closing Date, (2) Purchaser is not in material default of any terms under this Agreement beyond any applicable grace, notice or cure period, and (3) Purchaser has furnished ten (10) days’ prior written notice to Seller of its intent and election to seek specific performance of this Agreement. Purchaser hereby agrees that prior to its exercise of any rights or remedies as a result of any defaults by Seller, Purchaser will first deliver written notice of said default to Seller, and if Seller so elects, Seller shall have the opportunity, but not the obligation, to cure such default within ten (10) days after Seller’s receipt of such notice, PROVIDED THAT NO SUCH NOTICE SHALL BE REQUIRED FOR SELLER’S FAILURE TO CLOSE ON THE PROPERTY IN ACCORDANCE WITH THIS AGREEMENT. Purchaser expressly waives its rights to seek money damages in the event of Seller’s default hereunder including, without limitation, punitive, consequential or speculative damages. Notwithstanding the foregoing provisions of this Section 15(b), if Purchaser has the right to seek specific performance of this Agreement pursuant to such foregoing provisions, but such specific performance is not available as a remedy due to Seller’s sale of the Assets to a third party while this Agreement remained in full force and effect or due to Seller’s intentional breach of this Agreement, and provided that Purchaser is not in material default hereunder, Purchaser shall have the right to sue Seller for monetary damages, excluding punitive, consequential or speculative damages.

16.Personal Property. Seller and Purchaser acknowledge that no portion of the Purchase Price is allocated to the Personal Property and Intangibles transferred pursuant to this Agreement.

17.	Section 1031 Exchange.

(a)Exchange Right. Either party (the “Exchanging Party”) may elect to consummate the sale and purchase of the Premises as part of a so-called like kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended (the “Code”), subject to the terms and conditions of Section 17(b).

(b)Terms and Conditions. The right of the Exchanging Party to consummate the sale and purchase of the Premises as part of an Exchange shall be subject to the following terms and conditions:

(i)the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to the Exchanging Party’s obligations under this Agreement;

(ii)the Exchanging Party shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary;

(iii)the other party (the “Non-Exchanging Party”) shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange;

(iv)the Exchanging Party shall pay any additional costs that would not otherwise have been incurred by the parties had the Exchanging Party not consummated its purchase through the Exchange;

(v)the Non-Exchanging Party shall not incur any expense, loss, liability or obligation as a result of or in connection with the Exchange; and

(vi)the Exchanging Party shall indemnify, defend and hold the Non-Exchanging Party harmless from and against any and all liabilities, losses, claims, demands, costs, expenses (including reasonable attorneys’ fees and litigation costs) and judgments which the Non-Exchanging Party may suffer or incur which would not otherwise have been suffered or incurred if the purchase had not been consummated through the Exchange.

(c)No Effect on Rights of Non-Exchanging Party. The Non-Exchanging Party shall not by this agreement or acquiescence to the Exchange have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the Exchanging Party that the Exchange in fact complies with §1031 of the Code.

18.Disclaimers, Disclosures and Waivers.

(a)No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that except as otherwise expressly stated herein, (a) any environmental or other report with respect to the Premises which is delivered by Seller to Purchaser, including, without limitation, the Environmental Reports, shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Premises and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report or in verbal communication.

(b)As-Is; Acceptance of Assets. PURCHASER AND SELLER UNDERSTAND, ACKNOWLEDGE AND AGREE THAT EXCEPT AS EXPRESSLY STATED IN THIS

AGREEMENT, PURCHASER’S PURCHASE OF THE ASSETS AND ANY OTHER RIGHTS AND INTERESTS TO BE CONVEYED, SOLD, TRANSFERRED AND/OR ASSIGNED PURSUANT TO THIS AGREEMENT SHALL BE ON AN “AS IS,” “WHERE IS” BASIS AND CONDITION WITH ALL FAULTS, AND PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, OR AS TO THE PHYSICAL MEASUREMENTS OR USABLE SPACE OF THE PREMISES, (B) THE INCOME TO BE DERIVED FROM THE ASSETS OR THE EXPENSES OR OPERATIONS OF THE ASSETS, (C) THE SUITABILITY OF THE PREMISES FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PREMISES OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSETS, INCLUDING THE POTENTIAL OF THE PREMISES FOR EXPANSION, DEVELOPMENT OR REDEVELOPMENT (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE ASSETS, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE ASSETS, (H) THE EXISTENCE OR NONEXISTENCE OF ANY LATENT OR PATENT DEFECTS WITH RESPECT TO THE ASSETS, (I) THE GENUINENESS AND/OR PROVENANCE OF OR TITLE TO ANY HISTORIC OR ARCHITECTURAL ARTIFACTS OR PURPORTED HISTORIC OR ARCHITECTURAL ARTIFACTS INCORPORATED INTO OR STORED IN THE PREMISES (J) THE EXISTENCE OR NONEXISTENCE OR DISPOSAL OF HAZARDOUS SUBSTANCES (AS HEREINAFTER DEFINED) OR POLLUTANTS AT, IN, ON, UNDER OR IN THE VICINITY OF THE PREMISES, INCLUDING, WITHOUT LIMITATION, ANY “SOLID WASTE” AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, (K) COMPLIANCE WITH ANY LOCAL, STATE OR FEDERAL ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING WITHOUT LIMITATION ALL APPLICABLE “ENVIRONMENTAL LAWS” (AS HEREINAFTER DEFINED), (K) TITLE TO THE PREMISES (EXCEPT FOR THE COVENANTS OF SELLER SET FORTH IN THE DEED) OR THE ASSIGNABILITY, ASSUMABILITY, TRANSFERABILITY OR VALIDITY OF ANY CONTRACTS, AGREEMENTS, FRANCHISES, LICENSES, PERMITS, GOVERNMENT APPROVALS, WARRANTIES OR GUARANTIES RELATING TO THE PREMISES OR THE USE AND OPERATION THEREOF; (L) COMPLIANCE OR NONCOMPLIANCE WITH LOCAL, STATE OR FEDERAL STATUTES, ORDINANCES, ORDERS, OR REGULATIONS CONCERNING THE PREMISES OR THE USE THEREOF; (M) PRIOR OR CURRENT OPERATIONS CONDUCTED ON THE PREMISES, OR (N) ANY OTHER MATTER OR THING WITH RESPECT TO, AFFECTING OR RELATING TO THE ASSETS. PURCHASER FURTHER ACKNOWLEDGES THAT SELLER MAKES NO

REPRESENTATIONS OR WARRANTIES REGARDING THE POSSIBLE HISTORICAL SIGNIFICANCE OF THE PROPERTY, AND PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS RESPONSIBLE TO MAKE ITS OWN EXAMINATIONS AND DETERMINATIONS REGARDING THE HISTORICAL SIGNIFICANCE OF THE PROPERTY AND ITS EFFECT ON ANY FUTURE DEVELOPMENT OF THE PROPERTY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE ASSETS, PURCHASER IS, EXCEPT AS EXPRESSLY PROVIDED HEREIN, RELYING SOLELY ON ITS OWN INVESTIGATION OF THE ASSETS AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER OR ANY AFFILIATE OF SELLER OR ANY AGENT, EMPLOYEE, SERVANT OR REPRESENTATIVE OF SELLER OR ANY AFFILIATE OF SELLER OR ANY BROKER OR ANY OTHER PERSON. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER IS NOT AND SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS, OR THE OPERATIONS THEREOF, FURNISHED BY SELLER OR ANY AFFILIATE OF SELLER OR ANY AGENT, EMPLOYEE, SERVANT OR REPRESENTATIVE OF SELLER OR ANY AFFILIATE OF SELLER OR ANY BROKER OR ANY OTHER PERSON. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE ASSETS SOLD BY SELLER AND PURCHASED BY PURCHASER ARE AND SHALL BE SUBJECT TO THE FOREGOING. As employed in this Agreement, “Hazardous Materials” or “Hazardous Substances” shall mean (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including, but not limited to, substances defined as “hazardous wastes,” “hazardous materials,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials”, “toxic pollutants”, or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq.; the Resource Conservation and Recovery Act (“RCRA” ), 42 U.S.C. §6901, et seq.; the Clean Water Act (“CWA”), 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively, “Environmental Laws”); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and their byproducts, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB’s), (I) ureaformaldehyde, (J) volatile organic compounds (VOC), (K) total petroleum hydrocarbons (TPH), (L) benzine derivative (BTEX), and (M) petroleum byproducts.

(c)Release.

(i)EXCEPT FOR THOSE OBLIGATIONS AND REPRESENTATIONS WHICH EXPRESSLY SURVIVE CLOSING PER THIS AGREEMENT, AND EXCEPT AS

SET FORTH IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING PURSUANT TO ARTICLE 10, PURCHASER HEREBY AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, AS OF THE COMPLETION OF CLOSING SELLER AND EACH OF ITS PARTNERS, MEMBERS, TRUSTEES, DIRECTORS, SHAREHOLDERS, OFFICERS, EMPLOYEES, ASSET MANAGERS, ATTORNEYS, AFFILIATES AND RELATED ENTITIES, HEIRS, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “RELEASEES”) SHALL BE, AND ARE HEREBY, FULLY AND FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL LIABILITIES, INCLUDING, WITHOUT LIMITATION, STRICT LIABILITIES, LOSSES, CLAIMS (INCLUDING THIRD PARTY CLAIMS), DEMANDS, DAMAGES (OF ANY NATURE WHATSOEVER), CAUSES OF ACTION, COSTS, PENALTIES, FINES, JUDGMENTS, REASONABLE ATTORNEYS’ FEES, CONSULTANTS’ FEES AND COSTS AND EXPERTS’ FEES (COLLECTIVELY, THE “CLAIMS”) WITH RESPECT TO ANY AND ALL CLAIMS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE ASSETS OR THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF THE PREMISES OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS FOR COST RECOVERY UNDER CERCLA OR ANY OTHER CLAIMS UNDER ANY ENVIRONMENTAL LAWS, AND ANY CLAIM OR MATTER (REGARDLESS OF WHEN IT FIRST APPEARED) RELATING TO OR ARISING FROM (I) ANY VIOLATION, NONCOMPLIANCE OR OBLIGATION TO COMPLY WITH ENVIRONMENTAL LAWS, THE PRESENCE OF ANY ENVIRONMENTAL PROBLEMS, OR THE USE, PRESENCE, STORAGE, RELEASE, DISCHARGE, OR MIGRATION OF HAZARDOUS SUBSTANCES ON, IN, UNDER OR AROUND THE PREMISES REGARDLESS OF WHEN SUCH HAZARDOUS SUBSTANCES WERE FIRST INTRODUCED IN, ON OR ABOUT THE PREMISES, (II) ANY PATENT OR LATENT DEFECTS OR DEFICIENCIES WITH RESPECT TO THE ASSETS, (III) ANY AND ALL MATTERS RELATED TO THE ASSETS OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, THE CONDITION AND/OR OPERATION OF THE ASSETS AND EACH PART THEREOF, AND (IV) THE PRESENCE, RELEASE AND/OR REMEDIATION OF ASBESTOS AND ASBESTOS CONTAINING MATERIALS IN, ON OR ABOUT THE PREMISES REGARDLESS OF WHEN SUCH ASBESTOS AND ASBESTOS CONTAINING MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PREMISES. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, PURCHASER HEREBY WAIVES AND AGREES NOT TO COMMENCE ANY ACTION, LEGAL PROCEEDING, CAUSE OF ACTION OR SUITS IN LAW OR EQUITY, OF WHATEVER KIND OR NATURE, DIRECTLY OR INDIRECTLY, AGAINST THE RELEASEES OR THEIR AGENTS IN CONNECTION WITH CLAIMS DESCRIBED ABOVE. THE RELEASE PROVIDED IN THIS SECTION 18(C) SHALL SPECIFICALLY APPLY WHETHER OR NOT ANY OF THE FOREGOING IS ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE NEGLIGENCE OF SELLER OR ANY OTHER RELEASEE.

(ii)IN CONNECTION WITH THE COVENANTS, AGREEMENTS, ACKNOWLEDGMENTS, WAIVERS, RELEASES AND PROVISIONS CONTAINED IN THIS SECTION 18, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS

NOW KNOWN TO IT OR PRESENTLY UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGE, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER FROM ANY SUCH UNKNOWN CLAIMS, DEBTS, AND CONTROVERSIES WHICH MIGHT IN ANY WAY BE INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO SELLER BY PURCHASER IN EXCHANGE FOR SELLER’S PERFORMANCE HEREUNDER. SELLER HAS GIVEN PURCHASER MATERIAL CONCESSIONS REGARDING THIS TRANSACTION IN EXCHANGE FOR PURCHASER AGREEING TO THE PROVISIONS OF THIS SECTION 18. THE PROVISIONS OF THIS SECTION 18 SHALL SURVIVE THE CLOSING AND SHALL NOT BE DEEMED MERGED INTO ANY INSTRUMENT OR CONVEYANCE DELIVERED AT THE CLOSING.

(d)Waiver of Disclosures. TO THE FULLEST EXTENT PERMITTED BY LAW, PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS BY VIRTUE OF THE PROVISIONS OF FEDERAL, STATE OR LOCAL LAW, RULES OR REGULATIONS, TO RECEIVE ANY DISCLOSURES, STATEMENTS, MATERIALS OR OTHER INFORMATION FROM SELLER IN CONNECTION WITH PURCHASER’S PURCHASE OF THE ASSETS. PURCHASER SPECIFICALLY CONFIRMS THE FACT THAT IT IS AN EXPERIENCED AND SOPHISTICATED REAL ESTATE INVESTOR AND WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THE FOREGOING PROVISION.

(e)Survival of Disclaimers. Seller and Purchaser agree that the provisions of this Section 18 shall survive Closing and shall not be deemed merged into any instrument of conveyance delivered at the Closing.

(f)Notices. Any notices required or permitted to be given under this Agreement shall be given in writing and shall be sent by (a) hand delivery, (b) commercial overnight courier that guarantees next day delivery and provides a receipt, or (c) electronic transmission in PDF format (followed by hard copy sent concurrently with such electronic transmission, in accordance with preceding subsections (a) or (b)), and such notices shall be addressed as follows:

If to Seller:
IL-TRIBUNE TOWER, LLC
c/o Tribune Real Estate Holdings, LLC
2049 Century Park East, Suite 2600
Los Angeles, California 90067
Attention: Murray McQueen, President
Email: mmcqueen@tribunemedia.com

With required copies to:
Tribune Media Company
435 N. Michigan Avenue
Chicago, Illinois 60611
Attention: Rita DeBoer, Assistant General Counsel
Email: rdeboer@tribunemedia.com

and

DLA Piper LLP (US)
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601
Attention: Ross Green, Esq.
Telephone No.: (312) 368-2132
Email: ross.green@dlapiper.com
If to Purchaser:
CIM Group Acquisitions, LLC
c/o CIM Group, LP
4700 Wilshire Boulevard
Los Angeles, CA 90010
Attention: General Counsel
Email: generalcounsel@cimgroup.com

Mr. Lee Golub
Golub Real Estate Corp.
625 North Michigan Avenue
Suite 2000
Chicago, Illinois 60611
Email: lgolub@goco.com

With a required copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attn: Harris B. Freidus, Esq.
Email: hfreidus@paulweiss.com

or to such other address as either party may from time to time specify in writing to the other party. Notice given by hand delivery shall be effective upon receipt (or refusal by the intended recipient to accept delivery). Notice given by commercial overnight courier shall be effective upon the date of deposit with the courier. Notice given by electronic transmission shall be effective upon receipt of such email (subject to the requirement that hard copy be sent concurrently in accordance with this Section 18).

19.	Miscellaneous.

(a)Tender Waived. Formal tender of an executed deed and purchase money are hereby waived.

(b)Governmental Filings. If either party is required to make any filing, submission or report to any Governmental Authority in connection with the transactions contemplated by this Agreement, the party upon which such requirement is imposed shall make such filing, submission or report.

(c)Water Certificate. In order to purchase City of Chicago Real Property Real Property Transfer Tax stamps (which are required to record the Deed), a water certification (i.e., a Full Payment Certificate [“FPC”] issued by the Department of Finance of the City of Chicago stating that all water and sewer charges and penalties that accrued to a water account are paid in full or otherwise not transferable to Purchaser) is required. Seller shall complete and deliver an FPC Application to the Department of Finance within five (5) business days following the Effective Date. However, Purchaser acknowledges that, despite Seller’s timely submission of an FPC application, due to a backlog of FPC applications, the FPC Certificate may not be issued by the Closing Date. The parties agree that, so long as Seller has timely submitted the FPC Application hereunder, and diligently follows up with the City, if Seller has not received an FPC Certification prior to Closing, then Seller shall not be in default hereunder due to the failure of the FPC Certificate to be issued and the Closing Date shall be delayed until the date that the FPC Certificate is obtained unless Seller, at its option, elects to deliver to the Title Company a water certification indemnity in order to allow the issuance of the Title Policy to Purchaser, in which case, the parties shall proceed with Closing on the scheduled Closing Date and shall obtain the FPC Certificate post-Closing.

(d)Press Release. Prior to Closing, neither Seller nor Purchaser shall issue any press release or public statement with respect to the transactions contemplated by this Agreement (a “Release”) without the consent of the other party, except to the extent required by law. After Closing, any Release issued by Seller or Purchaser that names the other party or any of its affiliates shall be subject to the review and approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed). If Seller or Purchaser is required by law to issue a Release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, to the extent Seller is advised by its legal counsel that Seller is required by applicable laws or the rules and regulations of any applicable securities exchange to make public disclosure of the existence of this Agreement, the terms of this Agreement or the transactions contemplated herein, Seller may make such public disclosure, without the consent of Purchaser (but on reasonable prior written notice to Purchaser), to the extent deemed necessary by Seller or Seller’s legal counsel.

(e)Interpretation of Agreement. The headings and captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. This Agreement shall be construed reasonably to carry out its intent, without presumption against or in favor of either party. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

(f)Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. For the purposes of any suit, action or proceeding involving this Agreement, Purchaser and Seller hereby expressly submit to the jurisdiction of the state courts sitting in Chicago, Illinois or the federal courts for the Northern District of Illinois, as well as all courts from which an appeal may be taken from the aforesaid courts, and agree that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered or certified mail or by personal service, provided that a reasonable time for appearance is allowed. Purchaser and Seller agree that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by any party. In furtherance of such agreement, Purchaser and Seller agree upon the request of the other party to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction. Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any of the state courts sitting in Chicago, Illinois or the federal courts for the Northern District of Illinois, as well as all courts from which an appeal may be taken from the aforesaid courts, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(g)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(h)Transmission of Agreement by PDF. The transmission of a signed counterpart of this Agreement by portable document format (“PDF”) shall have the same force and effect as delivery of an original signed counterpart of this Agreement, and shall constitute valid and effective delivery for all purposes. Without limiting the generality of the foregoing, transmission by PDF shall have the same force and effect as delivery of an original signed counterpart of this Agreement for purposes of determining the Effective Date. If either party delivers a signed counterpart of this Agreement by transmission of a PDF, it shall also send promptly thereafter by overnight courier or personal delivery a signed original counterpart of this Agreement to the other party, but failure to do so shall not render this Agreement void or voidable by either party.

(i)Binding Effect; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties to this Agreement and their respective successors and permitted assigns. Purchaser shall be entitled to assign its interest in this Agreement and/or any of its rights hereto or herein, without the consent of Seller (but Purchaser shall give Seller prior written notice of any such assignment): (i) to one or more parents, subsidiaries or affiliates of Purchaser, (ii) to one or more entities in which Purchaser or a principal or member of Purchaser holds a controlling interest, or (iii) as of the Closing Date (so long as Closing occurs on such date), to one or more entities designated by Purchaser to take title to the Premises at Closing. Any other assignment by Purchaser shall require the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. No such assignment, whether or not Seller’s consent thereto is required, shall relieve Purchaser of its liabilities or obligations under this Agreement. In the event that there is more than one assignee pursuant to this clause (i), such assignees shall be jointly and severally liable for the obligations of Purchaser hereunder.

(j)Entire Agreement; Requirement for Writing. This Agreement and the exhibits attached hereto contain the final and entire agreement of Purchaser and Seller with respect to the sale and purchase of the Assets and are intended to be an integration of all prior negotiations and understandings. Neither Purchaser nor Seller shall be bound by any covenants, agreements, statements, representations or warranties, oral or written, not contained in this Agreement. No change or modification to this Agreement shall be valid unless the same is in writing and signed by the parties to this Agreement. No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and is signed by the party against which it is sought to be enforced.

(k)Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

(l)Automatic Extension. In the event that the date for performance of any duty or obligation, exercise of any right or option or giving of any notice shall occur upon a Saturday, Sunday or legal holiday, the due date for such performance, exercise or giving of notice shall be automatically extended to the next succeeding business day.

(m)Time of Essence. Time is of the essence of each and every provision of this Agreement of which time is an element.

(n)Further Assurances. Seller agrees that it will, for a period of six (6) months following the Closing and at Purchaser’s sole cost and expense, upon request of Purchaser, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may reasonably be required for the assigning, transferring, granting, assuring and confirming to Purchaser, or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets or property being sold to Purchaser pursuant to this Agreement, provided that the same are consistent with the terms of this Agreement and do not impose any additional liability on Seller beyond that provided in this Agreement or any Related Agreement.

(o)WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS, THE ASSETS, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

(p)Exculpations. Notwithstanding anything to the contrary contained herein, each party’s shareholders, partners, the partners of such partners, the shareholders of such partners, and the trustees, officers, directors, employees, agents and security holders of such party and the partners of such party assume no personal liability for any obligations entered into on behalf of such party and their respective individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of each party under this Agreement. The signatory(ies) for Purchaser and Seller is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.

(q)Drafts not an Offer to Enter into a Legally Binding Contract. The submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Assets. The parties shall be legally bound with respect to the purchase and sale of the Assets pursuant to the terms of this Agreement only if and when Seller and Purchaser have fully executed and delivered to each other a counterpart of this Agreement.

(r)Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth herein.

(s)Agreement to Indemnify. Whenever it is provided in this Agreement that an obligation of Seller will be assumed by Purchaser after the Closing, Purchaser shall be deemed to have also agreed to indemnify and hold harmless Seller and its respective successors and assigns from and against all claims, losses, damages, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and expenses) arising from any failure of Purchaser to perform the obligation so assumed after the Closing. The provisions of this Section 19(s) shall survive the Closing or the termination of this Agreement.

20.Attorneys’ Fees and Costs. If a party to this Agreement shall bring any action, suit, counterclaim or appeal against the other party declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (an "Action"), the non-prevailing party in such Action shall pay to the prevailing party in such Action a reasonable sum for the prevailing party's attorney's fees and expenses incurred in initiating, prosecuting or defending such Action and/or enforcing any claim, judgment, order, ruling or award (a "Decision"), granted therein. Any Decision entered into in such Action shall contain a specific provision providing for the recovery of attorneys' fees and expenses incurred in obtaining and enforcing such Decision. The court may fix the amount of reasonable attorney's fees and expenses upon the request of any party. For purposes of this Section 20, attorneys' fees shall include, without limitation, fees incurred in connection with (i) post judgment motions and collection actions, (ii) contempt proceedings, (iii) garnishment, levy and debtor and third party examination, (iv) discovery, and (v) bankruptcy litigation. The terms of this Section 20 shall survive Closing or any earlier termination of this Agreement.

21.Post-Closing Obligations.  For the period commencing on the Closing Date and extending until expiration of the Survival Period (or such longer period if Purchaser makes a claim during the Survival Period for a breach of Seller’s representations and warranties), Seller shall maintain liquid assets in an amount necessary to fulfill its obligations under the last sentence of Section 7(c).

Signatures appear on the following page

IN WITNESS WHEREOF, intending to be legally bound hereby, Purchaser and Seller have executed this Agreement as of the date first above written.
SELLER:

IL-TRIBUNE TOWER, LLC,
a Delaware limited liability company

By: _/s/ Murray McQueen, President___________
Name: Murray McQueen_____________________
Title: President_____________________________

PURCHASER:

CIM GROUP ACQUISITIONS, LLC,
a California limited liability company

By: _/s/ Avraham Shemesh___________________
Name: Avraham Shemesh ____________________
Title: President & Treasurer___________________

JOINDER OF SELLER AFFILIATE
The undersigned, Tribune Real Estate Holdings LLC, a Delaware limited liability company, has executed this Agreement for the purpose of agreeing to maintain Seller’s net worth as described in Section 21 of the Agreement. The provisions of Section 21 of the Agreement are hereby incorporated herein by reference and shall apply to the undersigned in the same manner as they apply to Seller. This Joinder shall survive closing.
TRIBUNE REAL ESTATE HOLDINGS, LLC, a Delaware limited liability company
By: _/s/ Murray McQueen, President___________
Name: Murray McQueen_____________________
Title: President_____________________________